EXHIBIT 10.18
Zale Corporation has requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Zale Corporation has omitted such portions from this filing and filed them separately with the Securities and Exchange Commission. Such omissions are designated “[**].”
ZALE CORPORATION BONUS PLAN
(As of August 1, 2006)
Zale Corporation is committed to building and maintaining quality management and to encouraging maximum focus on business environment. This Plan has been developed to allow all eligible management the opportunity to receive an annual bonus based on our success.
Payouts under this Plan are intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

ELIGIBILITY	Management of Zale Corporation, as selected by the Compensation Committee.

MEASURES	The Management Bonus Plan has three Components:
AND WEIGHTING	1. Annual Company Performance Bonus is based on the following performance measures:

	Consolidated	Brand
Organization	Net Income	Operating Earnings
Corporate	50%	50%
Brand	20%	80%

Consolidated net income and Brand operating earnings targets shall be established by the Compensation Committee of Zale Corporation’s Board of Directors (the “Compensation Committee”) on an annual basis prior to the commencement of a fiscal year, except to the extent permitted by Section 162(m) to be established subsequently.

Following are the payout percentages:

•	Threshold/minimum	50%
•	Target/Plan	100%
•	Stretch	200%

2.	The Quarterly Comparable Store Sales Bonus performance measures are:
[**]

3. Stretch Achievement Pool
• 10% Net Income over Stretch will be pooled and distributed based on individual percent payout

BONUS OPPORTUNITY
The Compensation Committee shall establish one or more bonus opportunities between 5% and 150%. The bonus opportunities may be applicable either to classes of employees, such as Brand Presidents or to individual employees, as the Compensation Committee may determine.

MAXIMUM PAYOUT	No employee shall be entitled to receive a bonus of more than $2,000,000 with respect to a fiscal year.

ADDITIONAL ELIGIBILITY REQUIREMENTS	•
Must have joined Zale Corporation in a bonus eligible position on or before February 1st of the applicable fiscal year. A pro-rated payout will be based on earnings in the eligible position through July 31st of the applicable fiscal year.

	•	Must be actively on payroll, or on an approved leave of absence, on July 31st of the applicable fiscal year.

	•	If promoted to bonus eligible position on or before February 1st of a fiscal year, bonus will be pro-rated based on earnings in the eligible position through July 31st of the applicable year.

•
If changed to non-bonus eligible position after February 1st of a fiscal year, but on active payroll on July 31st of the applicable fiscal year, bonus will be pro-rated based upon earnings in the eligible position.

•
Participants terminated due to a broadly based reduction in force after February 1st of a fiscal year will be eligible for a pro-rated payout based upon earnings in a bonus eligible position. Those terminated due to a broadly based reduction in force before February 1st of a fiscal year and those terminated for any other reason during the fiscal year will not be eligible to receive a bonus payout.

•
In the event of death, approved long-term disability or approved retirement prior to February 1st of a fiscal year, a pro-rated payment will be made to the participant or the participant’s estate based upon earnings in a bonus eligible position.

•
Participants will be notified of their eligibility level at the beginning of the fiscal year or when they become bonus eligible. A Bonus Participant Agreement in such form as Zale Corporation shall approve must be signed at that time.

	•	A participant who received an overall “IR” rating for the previous fiscal year will not be eligible. The last performance rating on file will determine eligibility to receive the Management Bonus.

ADMINISTRATION	•
Management, for purposes of eligibility for participation in this plan, shall include the Chief Executive Officer, President, any vice president, any director level, and any manager level employee (or the equivalents thereto even if designated by a different title) of Zale Corporation and its subsidiaries.

	•	The Compensation Committee may, at its sole discretion, adjust bonus awards to reflect special or unusual circumstances of any individual or individuals

	•	Any employee on an approved leave of absence may, at the Compensation Committee’s sole discretion, have his or her bonus reduced, pro rata, to reflect the period of absence.

	•	All bonuses pursuant to this plan must be approved by the Compensation Committee.

	•	Payouts will occur within 60 days following the end of the fiscal year to which the bonuses were earned.

	•	At its election, prior, during or following completion of a fiscal year, the Compensation Committee may pay bonuses with respect to such fiscal year in Zale Corporation common stock.

	•	This plan may be implemented using one or more documents designated for classes of employees or individual employees

•
This plan shall be interpreted and administered in a manner consistent with the awards hereunder constituting “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

Zale Corporation reserves the right to amend, modify, suspend or terminate this plan and payouts hereunder in its sole discretion, provided that stockholder approval shall be sought with respect to any amendment that, absent stockholder approval, would negatively impact the status of payouts under this plan for purposes of Section 162(m) of the Internal Revenue Code.

Nothing in this plan shall be construed as a contract of employment.